Exhibit 10.10

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated and entered into as of July 31, 2015 (the “Effective Date”), by and between Tempus Applied Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware (collectively with its subsidiaries and affiliates to the extent reasonably applicable in the discretion of the Board (as defined below), the “Company”), and Benjamin Scott Terry (the “Executive”). The Company agrees to employ Executive and Executive hereby accepts employment with the Company as of the date hereof upon the terms and conditions set forth below.

1.            Term of Employment. Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the three (3) year anniversary of the Effective Date (the “Initial Term”). The Agreement shall be renewed automatically for additional one (1) year period(s) (each a “Renewal Term”). The Initial Term and each Renewal Term herein are collective referred to as the “Term”. This Agreement may be terminated by the Company in writing by notice to Executive delivered no less than six (6) months prior to expiration of the then-applicable Term that this Agreement will not be renewed (a “Non-Renewal”).

2.            Position.

(a)           Duties. The principal duties of the Executive shall be to serve in the position of Chief Executive Officer of the Company. As Chief Executive Officer the Executive shall render full time services to the Company as the Chief Executive Officer of the Company and shall have such duties as is customary for such position, all subject to the oversight of the Board of Directors of Tempus Applied Solutions Holdings, Inc. (the “Board”). Without limiting the generality of the foregoing, the Executive will be responsible for all aspects of the Company’s performance, including strategy, research and development, business development, sales and marketing, operations, corporate development, information management, finance, public reporting and corporate communications. Further responsibilities may include such other duties as would be consistent with those duties and responsibilities normally associated with such position in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company. Executive also shall serve as a member of the Board (subject to Executive’s nomination and election as a member of the Board for subsequent terms), without additional compensation.

(b)           Devotion of Time to Company’s Business. The Executive shall use his best efforts, skills and abilities to promote and protect the interests of the Company and devote substantially all of his working time and energies to the business and affairs of the Company. Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the board(s) of additional companies or organizations and receive compensation for such services rendered and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case the activities engaged in by the Executive do not materially interfere with his primary obligations to the Company and do not materially reduce the amount of his working time devoted to the business and affairs of the Company.

(c)          Best Efforts. The Executive shall use his best efforts to carry out and successfully complete the assignments, tasks and job activities required, from time to time, to be performed to carry out Executive’s duties and responsibilities during the Term. The Executive’s duties and assignments shall be undertaken at such location(s) as may be determined from time to time by the Company.

(d)          Company Rules, Policies and Regulations.  The Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no intentional action that violates any law, rule or regulation whatsoever while acting as an employee of the Company.

3.           Compensation and Benefits.

(a)          Base Salary. As of the Effective Date, the Executive shall be paid a base salary in consideration for his services provided to the Company at the rate of $350,000 per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll practices. Increases in Base Salary during the Term shall be determined from time to time in the sole discretion of the Board or any committee of the Board based upon such criteria as they deem relevant.

(b)          Additional Compensation. The Executive shall have an annual bonus to be determined by consideration of the Board or Compensation Committee, as applicable, in their sole discretion, based upon criteria to be established in their sole discretion (the “Annual Bonus” and, together with the Base Salary, the “Annual Compensation”). The Annual Bonus shall be paid to the Executive on or prior to the March 15 following the end of the year for which such Annual Bonus was earned; provided, that if the criteria for determining the Annual Bonus requires a review of the Company’s audited financial statements, the Annual Bonus (if payable) shall be paid on the 20th day after receipt by the Company of the audited financial statements. The Executive also shall be entitled to receive additional cash, equity or other compensation or benefits in consideration for his services provided to the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or Compensation Committee, as applicable, which determines such compensation. The Board and/or the Compensation Committee, as applicable, shall conduct a review not less than once each year, and such additional compensation, if any, shall be based on, among other things, the Executive’s and the Company’s performance; provided, that any such additional compensation shall be structured and/or paid in a manner that avoids or complies with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”).

(c)          Equity Awards, etc. In addition to the other compensation payable to the Executive hereunder, the Executive shall be entitled to receive grants of stock options, restricted stock and/or any other equity incentive awards available to senior executives of the Company, under the 2015 Omnibus Equity Incentive Plan (the “Plan”) or any other equity incentive plans adopted by the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or the Compensation Committee of the Board, as applicable, which determines such equity grants.

(d)          Withholding. All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law.

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4.           Employee Benefits; Business Expenses.

(a)          Employee Benefits. During the Term, the Executive and his dependents shall be entitled to participate in the Company’s healthcare plans, welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company policy as in effect from time to time and in accordance with the terms of the applicable plan documents (if any).

(b)          Perquisites. During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with Company policies as in effect from time to time. During the Term, the Executive shall also be entitled to the personal use of Company aircraft, when reasonably available and upon reasonable request provided by the Executive, subject to the limitations set forth in this Section 4(b). This value of this use will be calculated at either fair market charter rates or the Standard Industry Fare Level and to the extent not reimbursed by the Executive, will be included as imputed income to the Executive. This net amount shall not exceed $50,000 in any calendar year period.

(c)          Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time.

(d)          Vacation. The Executive shall be entitled to four (4) weeks paid vacation per annum; provided, that the Executive shall be paid annually in cash for vacation days not taken by him cash at his then current rate of Base Salary; provided, that any such payment shall be paid to the Executive not later than March 15 of the year following the calendar year in which the unused vacation days accrued.

5.           Termination.

(a)          Definitions. For purposes of this Agreement:

“Cause” shall mean (i) Executive being convicted of, indicted for, or entering a guilty plea or plea of no contest with respect to, any felony or any other crime involving fraud or dishonesty, (ii) any act of moral turpitude by Executive, (iii) the refusal by Executive, after explicit written or verbal notice, to perform any reasonable instruction of the Company, (iv) the commission by Executive of any fraud, embezzlement or misappropriation of any funds or property, (v) Executive’s material breach of Executive’s obligations under this Agreement or (vi) Executive’s failure to adhere to any lawful written policy of the Company applicable to Executive or the Company in any material respect; provided, that with respect to clauses (iii), (v) and (vi) above, such failure to perform, material beach or failure to adhere, if capable of cure, shall not have been cured by Executive within twenty (20) days after Executive’s receipt of notice of such failure to perform, material beach or failure to adhere.

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“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of four (4) consecutive months or more to perform any of the material elements of his duties hereunder. Any question as to whether the Executive has a Disability as to which he (or his legal representative) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and the Company. If the Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether the Executive has a Disability, as made in writing to the Company and the Executive by such physician(s), shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean one of the following circumstances or conditions, in each case without the consent of the Executive, after which the Executive resigns within six months following the initial existence of the circumstance or condition: (i) any action or inaction that constitutes a material breach by the Company of this Agreement; (ii) a material reduction of the duties, responsibilities or authority of the Executive; (iii) a material diminution in the budget over which the Executive retains authority; or (iv) a material change in the geographic location at which the Executive must perform his services; provided, that the Company shall have a thirty (30) day cure period following notice thereof from Executive to the Company provided within ninety (90) days of the initial existence of the circumstance or condition.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 10(g) hereof.

(b)          Termination by the Company for Cause or by the Executive without Good Reason.

(i)           The Term and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation for a reason other than for Good Reason.

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(ii)           If the Executive’s employment is terminated by the Company for Cause or if the Executive resigns other than for Good Reason, then on the next regularly scheduled payday after the Termination Date, Executive shall be paid:

(A)         any earned but unpaid Base Salary and/or accrued but unused vacation, all vested equity, and any earned but unpaid bonus awards through the Date of Termination,

(B)         reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the year in which the Date of Termination occurred), and

(C)         such Employee Benefits, if any, as to which he may be entitled upon termination of employment under the terms of the plan documents and applicable law (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment by the Company for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits or perquisites under this Agreement and all unvested option or restricted stock grant awards shall immediately be cancelled without the need for any action by the Company.

(c)          Termination by the Company Other Than for Cause or by the Executive for Good Reason.

(i)           The Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive and shall terminate automatically and immediately upon the Executive’s resignation for Good Reason at the end of any applicable cure period if the circumstances giving rise to Good Reason are not cured.

(ii)          If the Executive’s employment is terminated by the Company other than for Cause, or if the Executive resigns for Good Reason, then Executive shall be paid:

(A)         any earned but unpaid Base Salary and/or accrued but unused vacation, and all vested equity through the Date of Termination;

(B)         an additional twelve (12) months of Annual Compensation, and any earned but unpaid bonus awards, to be paid out over twelve (12) months in accordance with the Company’s regular payroll practices;

(C)         acceleration of any then unvested stock options, restricted stock grants or other equity awards, with a right for the Executive (or his estate) to exercise any such stock options for a period equal to the shorter of (i) twelve (12) months thereafter or (ii) the maximum period provided for in the Plan or any amended or successor plan;

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(D)         payment or reimbursement, as applicable, of the Company portion of the health insurance costs for the Executive and his family under the Company-provided group health plan for eighteen (18) months following the termination of the Executive’s regular employee coverage, provided that any such payment or reimbursement which constitutes deferred compensation under Section 409A shall be made annually within thirty (30) days after the end of the calendar year in which the health insurance costs were incurred; and

(E)         reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the year in which the Date of Termination occurred); and

(F)         such Employee Benefits, if any, as to which he may be entitled upon termination of employment under the terms of the plan documents and applicable law (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment by the Company other than for Cause or if Executive resigns for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, in order to be eligible for any of the severance payments and benefits under Sections 5(c)(ii)(B), 5(c)(ii)(C) or 5(c)(ii)(D) above, the Executive must execute and deliver to the Company a general release in a form reasonably satisfactory to the Board. If the payments to be made under this Section 5(c) are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates. If the payments are not otherwise subject to Section 409A, they shall be made, or commence to be made, on the first business day after the release becomes effective. The initial payment shall include any unpaid amounts from the date the Executive’s employment terminated, subject to the Executive’s executing and delivering the release on the terms as set forth above.

(d)        Termination by the Company For Non-Renewal.

(i)           The Term and the Executive’s employment hereunder may be terminated by the Company by Non-Renewal, by delivery of Notice of Non-Renewal at least six months prior to the end of the Term.

(ii)           If the Executive’s employment is terminated by the Company by Non-Renewal, then Executive shall be paid:

(A)        any earned but unpaid Base Salary and/or accrued but unused vacation, and all vested equity through the Date of Termination;

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(B)         an additional six (6) months of Annual Compensation, and any earned but unpaid bonus awards, to be paid out over six (6) months in accordance with the Company’s regular payroll practices;

(C)         acceleration of any then unvested stock options, restricted stock grants or other equity awards, with a right for the Executive (or his estate) to exercise any such stock options for the period provided for in the Plan or any amended or successor plan;

(D)         payment or reimbursement, as applicable, of the Company portion of the health insurance costs for the Executive and his family under the Company-provided group health plan for eighteen (18) months following the termination of the Executive’s regular employee coverage, provided that any such payment or reimbursement which constitutes deferred compensation under Section 409A shall be made annually within thirty (30) days after the end of the calendar year in which the health insurance costs were incurred; and

(E)          reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the year in which the Date of Termination occurred); and

(F)          such Employee Benefits, if any, as to which he may be entitled upon termination of employment under the terms of the plan documents and applicable law (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment by the Company by Non-Renewal, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, in order to be eligible for any of the severance payments and benefits under Sections 5(d)(ii)(B), 5(d)(ii)(C) or 5(d)(ii)(D) above, the Executive must execute and deliver to the Company a general release in a form reasonably satisfactory to the Board. If the payments to be made under this Section 5(d) are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates. If the payments are not otherwise subject to Section 409A, they shall be made, or commence to be made, on the first business day after the release becomes effective. The initial payment shall include any unpaid amounts from the date the Executive’s employment terminated, subject to the Executive’s executing and delivering the release on the terms as set forth above.

(e)         Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or his legal representative) in the event of the Executive’s Disability. Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive (or his estate) shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof (except that with respect to any outstanding equity awards, Executive shall have the rights under Section 5(c)(ii)(C)). Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive (and his estate) shall have no further rights to any compensation or any other benefits under this Agreement.

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(f)         Payment of Amounts Owed upon Termination of Employment. Unless otherwise provided herein, any amounts payable to the Executive for earned but unpaid Base Salary and cash, equity or other bonus awards through the Date of Termination shall be paid within ten (10) business days after the Date of Termination.

6.          Restrictive Covenants.

(a)         Definitions.

(i)           “Competitive Activity” shall mean any business activity which competes, directly or indirectly, with the Company Business, or any business activity which carries on, other than for the benefit of the Company, the Company Business, or any business activity substantially similar to the Company Business, in each case as the Company Business is constituted from time to time.

(ii)          “Confidential Information” shall mean all confidential and proprietary information of, about, or relating to the Company and the Company Business, including, without limitation including, but not limited to, any and all documents received or generated by Executive, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality. Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement.

(iii)         “Commercial Partner” shall mean each third party person or entity with whom Executive interacts on behalf of the Company during the term of his employment with the Company, whether pursuant to this Agreement or otherwise, including, without limitation, licensors, licensees, contract research organizations, contract sales organizations and joint venture partners; provided that, on the date of the termination of Executive’s employment with the Company, Commercial Partner shall mean those third party persons and entities with whom Executive interacted on behalf of the Company during the Lookback Period.

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(iv)         “Company Business” shall mean the businesses engaged in by the Company, from time to time during the term of Executive’s employment with the Company, whether pursuant to this Agreement or otherwise; provided that, on the date of the termination of Executive’s employment with the Company, the Company Business shall be the business(es) engaged in by the Company during the Lookback Period.

(v)           “Former Commercial Partner” shall mean each third party person or entity who is not currently a Commercial Partner but was a Commercial Partner during the Look Back Period.

(vi)          “Look Back Period” shall mean the two (2) year period immediately preceding the earlier of: (1) the date on which the definition in question is being determined; or (2) the date when Executive is no longer employed by the Company, whether pursuant to this Agreement or otherwise.

(vii)         “Prospect” shall mean each person or entity who is not a Commercial Partner, and for whom, at any time during the Look Back Period, the Company, whether through its employees, contractors or vendors, expended directed marketing efforts or undertook other business development efforts which resulted in at least an indication of interest from such person or entity of becoming a Commercial Partner.

(viii)        “Territory” shall mean the United States.

(b)         Non-Competition, Non-Solicitation and Non-Piracy.  As consideration for the substantial consideration he is receiving in the form of ownership interests in the Company as a result of the consummation of the business combination under the Agreement and Plan of Merger, dated as of January 5, 2015, as amended (the “Merger Agreement”), by and among, the Company, Chart Acquisition Corp., a Delaware corporation, Tempus Applied Solutions, LLC, a Delaware limited liability company, Executive and certain other parties named therein, for a period (the “Restriction Period”) of the longer of (i) three (3) years from the effective date of this Agreement or (ii) twelve (12) months after the termination, for whatever reason, of Executive’s employment with the Company by whatever means and for whatever reason, Executive shall not, directly or indirectly, individually, or jointly with others, for the benefit of Executive or any third party, without the consent of the Board of Directors of the Company:

(i)            engage in any Competitive Activity as defined in this Agreement;

(ii)           have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any Commercial Partner, Prospect or Former Commercial Partner or their subsidiary or parent entities or affiliates engaged in a Competitive Activity, provided, however, that Executive may purchase or otherwise acquire up to, but not more than, three percent (3%) of any class of securities of any enterprise (but without participating in the business activities of such enterprise) if such securities are listed on a national or regional securities exchange.

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(iii)         solicit, render services to, or accept business from any Commercial Partner, Former Commercial Partner or Prospect or any of their subsidiary or parent entities or affiliates that constitutes Competitive Activity; and

(iv)         solicit, hire, compensate or engage as an employee, agent, contractor, shareholder, member, joint venturer, or consultant, any of the Company’s employees or otherwise induce any of the Company’s employees, subcontractors or vendors to change their relationship with the Company; provided, however, that any Company employees who are currently performing work for both the Company and any Tempus Jets Entities (as such term is defined in the Merger Agreement), may continue to do so as long as such work for such Tempus Jets Entities does not present a conflict of interest and does not, in the reasonable discretion of the Company, materially impair such employees’ ability to fulfill their work responsibilities to the Company.

(c)         Confidentiality.  Executive shall never: (i) disclose any Confidential Information; or (ii) directly or indirectly give or permit any person or entity to have access to any Confidential Information; or (iii) make any use, commercial or otherwise, of any Confidential Information, except, solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; and (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures.

(d)         Restrictive Covenants Scope. The parties acknowledge that the provisions of this section are necessary and reasonable to protect the legitimate business interest of the Company and any violation of the provisions of this section will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such violation.  Accordingly, Executive agrees that if the provisions of this section are violated, in addition to any other remedy which may be available in equity or at law, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages, and without being required to post a bond.

(e)         Tolling of Restriction Period. In the event of Executive’s breach of one or more of the provisions of this section, the running of the Restriction Period shall be tolled during the continuation of such breach(es) and recommence only upon Executive’s full and complete compliance with the provisions of this Section 6.

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7.          Works for Hire and Intellectual Property. Executive acknowledges and agrees that: (a) all Work Product (as defined below) shall be deemed a work for hire; and (b) he hereby assigns all of his intellectual property and other rights in all Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company.  Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during or in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any Company Affiliate, Commercial Partners, Former Commercial Partners and Prospects.

8.          Company Property.  Executive agrees that all Company Property (as defined below) is the property solely of the Company and Executive waives and relinquishes any and all interests or property rights he or she may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at the Company’s address for notices or such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to Commercial Partners, Former Commercial Partners, Prospects and Confidential Information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or Confidential Information; and (Z) tangible and intangible property pertaining to the Company Business or arising out of or used by Executive in the performance of his duties for the Company.

9.          Independent Covenant.  Executive acknowledges and agrees that the provisions of sections 6, 7 and 8 hereof are independent covenants and no actual or alleged breach by the Company of any provision of this Agreement or the employment relationship shall be grounds for relieving Executive from Executive’s obligations thereunder.

10.        Miscellaneous.

(a)          Governing Law. All matters pertaining to Executive’s employment with Employer, the hiring of Executive to work for Employer, Executive’s termination from employment from Employer or the interpretation or application of this Agreement shall be construed and governed under and by the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

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(b)          Arbitration of Claims. Executive understands and agrees that any dispute involving Executive’s employment with Employer, the hiring of Executive to work for Employer, Executive’s termination from employment from Employer or the interpretation or application of this Agreement shall be resolved by final and binding arbitration before one arbitrator under the auspices of JAMS, pursuant to the then prevailing rules of JAMS for the resolution of employment disputes, in New York County, New York, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction. This shall include, but not be limited to disputes concerning workplace discrimination, wage and/or overtime claims and/or all other statutory claims. Executive further understands and agrees that pursuant to this Arbitration Agreement, Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to Dispute Resolution provision in this Agreement. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either Executive or Employer may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from filing an Unfair Labor Practice Charge with the National Labor Relations Board in any manner permitted by that body.

(c)          Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein.  No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.

(d)          No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(e)          Severability. In the event that any of the provisions of this Agreement are determined by an arbitrator or court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, then any provision deemed in violation of applicable law shall not be deemed to be void, but will be deemed to be amended so as to comply with applicable law and replaced by a valid and enforceable provision which insofar as possible achieves the parties intent in agreeing to the original provision.  The Parties further agree that any such arbitrator or court is expressly authorized to modify any such unenforceable provision of Section 6 of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. Such authorization to modify an unenforceable provision of Section 6 includes, but is not limited to, the power to reduce the Restrictive Covenant’s duration, geographic scope, and the scope of activities prohibited by the Restrictive Covenant, to the extent necessary to comply with applicable law. In any event, if the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid in whole or in part, such determination shall not change the binding effect of the other provisions of this Agreement.

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(f)           Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate. The Company and its successors and assigns may, at any time and from time to time, assign its rights and obligations under this Agreement, including, without limitation, the rights arising pursuant to sections 6, 7 and 8, without Executive’s consent to a buyer of all or substantially all of the assets, or a majority of the voting stock, of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(g)          Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or recognized courier service addressed to the respective addresses set forth below in this Agreement, or via email to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Joseph R. Wright

Chairman, Board of Directors

c/o Chart Acquisition Group, LLC
555 5th Avenue, 19th Floor
New York, NY 10017
Email: jwright@chartgroup.com

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

(h)          Cooperation. After Executive’s termination, for whatever reason, the Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

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(i)           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(j)           Survival. Provisions of this Agreement which by their nature are intended to survive after the termination of Executive’s employment under this Agreement will survive the termination of Executive’s employment.

(k)          Joint Negotiation. The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

(l)           Section 409A.

(i)          The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A, or be provided in a manner that complies with Section 409A and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A, e.g., immediately upon the Executive’s death), whereupon the Company will promptly pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

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(ii)          Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided hereunder during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

(iii)          Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A.

(m)         Mandatory Reduction of Payments in Certain Events.

(i)           Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (1) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (2) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (1) above is less than the amount calculated under (2) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  For purposes of this Section 10(m), present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 10(m), the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

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(ii)           All determinations required to be made under this Section 10(m), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 10(m)(i), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(iii)          In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10(m) shall be of no further force or effect.

(n)          Company Action. Notwithstanding anything to the contrary contained in this Agreement, all actions, determinations and authorizations on the part of the Company under this Agreement shall be taken and authorized by the Board (excluding, to the extent applicable, Executive), and the Company shall not be deemed to have taken any action, made any determination or provided any authorization under this Agreement that has not been authorized by the Board (excluding, to the extent applicable, Executive).

(o)          Compensation Committee Ratification. The parties acknowledge that this Agreement is subject to the review and ratification by the Compensation Committee of the Board (the “Comp Committee”) once such committee is formed after the consummation of the transactions contemplated by the Merger Agreement. In the event that the Comp Committee, in its review of this Agreement, has reasonable recommendations with respect to this Agreement, each of Executive and the Company agrees to negotiate in good faith amendments to this Agreement in response to such Comp Committee recommendations.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

By:	/s/ Christopher D. Brady
Name: Christopher D. Brady
Title: President

EXECUTIVE

/s/ Benjamin Scott Terry
Benjamin Scott Terry

[Signature Page to Employment Agreement]